EXHIBIT 15


TXU Corp.
1601 Bryan Street
Dallas, TX 75201


We have made a review, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited condensed consolidated interim financial information of TXU Corp. and subsidiaries for the three-month periods ended March 31, 2005 and 2004, and have issued our report dated May 9, 2005, and for the six-month periods ended June 30, 2005 and 2004, and have issued our report dated August 5, 2005. As indicated in such reports, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005, are being incorporated by reference in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

We have made a review, in accordance with the standards of the Public Company Accounting Oversight Board


/s/ Deloitte & Touche, LLP

Dallas, Texas
August 18, 2005